Exhibit 10.57

June 14, 2006

Liviu Goldenberg
207 West 106th Street, Apt. 1C
New York, NY  10025

Dear Liviu,

I am very excited to confirm your acceptance of our offer to you as Director of Sourcing, reporting directly to me.

This letter sets forth the terms and conditions of your employment with I.C. Isaacs & Company, LP (“Isaacs”) and is not intended to be an employment agreement. Instead, this letter spells out the terms that will govern your “employment at will” status by Isaacs.  “Employment at will” means that either Isaacs or you, with or without cause, may terminate your employment at any time, in the manner described later in this letter.  Please review the terms below.  If you are willing to accept these terms, sign your name where noted at the end of the letter and return the original to me. Keep the other copy for your records.

1.	You will be employed as Isaac’s Director of Sourcing reporting to Jesse de la Rama, COO.
2.	Your base salary will be $110,000.00 per year. You will be paid following the normal payroll practices and procedures for all employees.
3.
You will be eligible for, and will be granted, all benefits to the same extent and at the same levels accorded to all other employees at Isaacs including, but not limited to, all health and retirement benefits that currently exist or may become available in the future.

4.	You will be entitled to receive three weeks paid vacation.
5.	Your employment can be terminated upon two weeks notice at any time by either party with or without cause by notifying/giving written notice of termination.
6.	Your employment date is to be determined.

JOB DESCRIPTION
DIRECTOR OF SOURCING

The Director of Sourcing will establish long-term sourcing strategies for the I.C. Isaacs Men's and Women's businesses with responsible, cost efficient suppliers, while adhering to the Company's exacting production requirements and high quality standards. This position will report directly to the Chief Operating Officer.

Major Responsibilities will include working with Men's and Women's design, the technical development team, and production to drive cost efficiency, margin, price and quality. Additionally, the Director will develop and execute a seasonal sourcing strategy that effectively covers projected demands and identifies appropriate factory resources on a global scale.

The Director of Sourcing will establish manufacturing policies, facility requirements, sourcing and inventory controls. He will establish and manage a vendor base for the purpose of improving quality, delivery and price. Working with the VP of Production, the Director will also determine appropriate production commitment levels for each factory and manage adjustments as needed. He will monitor the manufacturing process, including trouble-shooting and monitoring timelines to ensure deadlines are met.

Additionally the Director will:
o
Monitor all time and action calendars related to manufacturing and sourcing of products. Communicate with all parties connected with the calendars and troubleshoot the consequences of time and action disruptions.

o	Oversee sample production and the subsequent bulk delivery of product. Conduct a review between sample delivery and bulk order cutting for quality control issues and product improvements.

o	Handle daily communications with all domestic and overseas vendors and agents on sourcing issues.

o	Maintain awareness of all sourcing issues and problems. Assist in resolving issues necessary to ensure on-time production and delivery of products.

o	Evaluate and report on total vendor performance seasonally.

o	Interface with Design, Technical Development and Production areas to ensure final product meets all company requirements.

o	Travel globally to evaluate factory capabilities, factory compliance and monitor production.

I look forward to hearing from you very soon with an exact start date and welcoming you to the Isaacs team.

Sincerely,

/s/ Jesse de la Rama
Jesse de la Rama
Chief Operating Officer

I accept the foregoing terms:	I.C. Isaacs & Company, Inc.

By: I.C. Isaacs & Company, Inc.,

/s/ Liviu Goldenberg	/s/ Jesse de la Rama
Liviu Goldenberg	Jesse de la Rama

6/16/06
Date

June 15, 2008

Mr. Liviu Goldenberg
207 W. 106th Street
New York, NY 10025

Dear Liviu

Per your discussion with me, this letter will act as an addendum to your original Offer Letter dated June 14, 2006 and will add the following clauses:

1.
If you are terminated without cause, you will be entitled to a severance payment equal to one year base salary.  All of such payments will be made during the one year period following the termination of your employment (the "Severance Period") in accordance with the normal payroll practices of Isaacs, then in effect.  If you accept a position of employment or receive earnings from any source during the Severance Period, the severance payment to be paid by Isaacs to you shall be reduced by any compensation paid to your during the Severance Period with respect to other employment or consulting services that your perform for other persons or entities.

2.
If you are terminated "for cause", the Company will not pay severance, you will not be entitled to any incentive compensation payments, and any stock option granted to your under the Plan shall thereupon terminate to the extent of any portion thereof that shall remain unexercised on the date of termination of your employment. The term "for cause" will mean the occurrence or existence of any of the following: your commission of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of Isaacs (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended or likely consequence of which is material injury to Isaacs' business, property or reputation (iv) gross negligence or willful misconduct, the likely consequence of which is material injury to Isaacs' business.

By: I.C. Isaacs & Company, Inc.
It’s General Partner

By:	/s/ Robert Stec
Robert Stec, Chief Executive Officer

I accept the foregoing terms:

Dated this ___ Day of June, 2008

/s/ Liviu Goldenberg
Liviu Goldenberg